UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2005

CERAGENIX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1444 Wazee Street, Suite 210, Denver, Colorado 80202
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (720) 946-6440

___________________________________________________
(Former name or former address, if changed since last report)

ITEM 7.01	REGULATION FD DISCLOSURE

          On August 3, 2005, the Company issued a press release announcing that that Professor Richard Gallo has joined the Company's Scientific Advisory Board. A copy of the press release is filed herewith.
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

         1.       Effective with his election to the Company's Scientific Advisory Board on August 3, 2005, the Company granted options exercisable for ten (10) years to purchase an aggregate of 15,000 shares of common stock to Professor Richard Gallo.

            The options are subject to vesting ratably over three years, with options to purchase 5,000 shares becoming exercisable on each of the first three anniversaries following the date of grant, subject to Professor Gallo continuing to serve on the Advisory Board on each vesting date.  The options were granted in consideration of the services of Professor Gallo as a member of the Company's Scientific Advisory Board. The options were granted under and pursuant to the Company's 2003 Equity Incentive Plan. The options were issued without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption set forth in Section 4(2) thereunder.

         2.       On July 28, 2005, we completed the private placement of units, each unit consisting of one share of common stock, $.0001 par value, and one warrant exercisable to purchase one share of our common stock for three years an exercise price of $2.00 per share. In the offering, we sold an aggregate of 75,000 units at a price of $2.00 per unit, for total gross proceeds of $150,000. No commissions or finders' fees were paid in connection with the transaction. The proceeds will be used for working capital. The units were sold to a total of one investor, who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities were taken for investment purposes and were subject to restrictions on transfer. The securities were issued in reliance on Rule 506, Regulation D promulgated under the Securities Act of 1933, as amended.

         3.       Effective on August 1, 2005, we issued to one consultant an aggregate of 50,000 shares of common stock, $.0001 par value. The shares were issued as partial compensation for services under a consulting agreement executed on July 28, 2005. No proceeds were realized by the Company in the transaction. The securities were taken for investment purposes and were subject to restrictions on transfer. The securities were issued in reliance on Rule 506, Regulation D promulgated under the Securities Act of 1933, as amended.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Item	Title

1.0	Press Release dated August 3, 2005

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Ceragenix Pharmaceuticals, Inc. (Registrant)

Dated: August 5, 2005	/s/ Steven S. Porter Steven S. Porter, Chief Executive Officer